SATURNA INVESTMENT TRUST
DISTRIBUTION AGREEMENT

This Distribution Agreement is made as of September 25, 2018, by and between SATURNA INVESTMENT TRUST, a Washington Business Trust (the "Trust") and SATURNA BROKERAGE SERVICES, a Washington State corporation ("Distributor").

WHEREAS, the Trust is an open-end management investment company and is soregistered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to retain Distributor as Distributor for the Trust's sharesof beneficial interest representing interests in the Trust's separate portfolios (the "Portfolios")to provide for the sale and distribution of shares of the Portfolios (the "Shares"), andDistributor is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forthherein and intending to be legally bound hereby, the parties hereto agree as follows:

I. DELIVERY OF DOCUMENTS

The Trust has delivered to Distributor copies of each of the following documents and willdeliver to it all future amendments and supplements thereto, if any:

(a) Resolutions of the Trust's Board of Trustees authorizing the execution and delivery of this Agreement;

(b) The Trust's Articles of incorporation;

(c) The Trust's by-laws;

(d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filedwith the Securities and Exchange Commission ("SEC");

(e) The Trust's Registration Statement on Form N-lA (the "Registration Statement") underthe Securities Act of 1933 (the "1933 Act") and the 1940 Act, as filed with the SEC and allamendments thereto; and

(f) The Trust's most recent Prospectus and Statement of Additional Information and allamendments and supplements thereto (collectively, the "Prospectus")

II. DISTRIBUTION

1. Appointment of Distributor. The Trust hereby appoints Distributor as Distributor ofthe Funds' Shares and Distributor hereby accepts such appointment and agrees to render theservices and duties set forth in this Section II. In the event that the Trust establishes additionalFunds or classes of shares other than the Funds and the Shares with respect to which it decidesto retain Distributor to act as distributor hereunder, the Trust shall notify Distributor inwriting. If Distributor is willing to render such services, it shall so notify the Trust in writingwhereupon such Fund and such shares shall become a Fund and Shares hereunder and shall besubject to the provisions of this Agreement, except to the extent that said provision ismodified with respect to such Fund or shares in writing by the Trust and Distributor at thetime.

2. Services and Duties.

(a) The Trust agrees to sell through Distributor, as agent, from time to time during theterm of this Agreement, Shares (whether authorized but unissued or treasury shares, in theTrust's sole discretion) upon the terms and at the current offering price as described in theapplicable Prospectus. Distributor will act only in its own behalf as principal in makingagreements with selected dealers or others for the sale and redemption of Shares, and shall sellShares only at the offering price thereof as set forth in the applicable Prospectus. Distributorshall devote appropriate efforts to effect sales of Shares of each of the Funds, but shall not beobligated to sell any certain number of Shares.

(b) In all matters relating to the sale and redemption of Shares, Distributor will act inconformity with the Trust's Articles of Incorporation, by-laws and applicable FundProspectuses and with the instructions and directions of the Board of Trustees of the Trust andwill conform to and comply with the requirements of the 1933 Act, the 1940 Act, theregulations of the National Association of Securities Dealer s, Inc. and all other applicableFederal or state laws and regulations.

(c) Distributor will bear the cost of printing and distributing any Prospectus (includingany supplement or amendment thereto), provided, however, that Distributor shall not beobligated to bear the expenses incurred by the Trust in connection with (i) the preparation andprinting of any supplement or amendment to a Registration Statement or Prospectus necessaryfor the continued effective registration of the Shares under the 1933 Act or state securitieslaws; and (ii) the printing and distribution of any Prospectus, supplement or amendmentthereto for existing shareowners of the class ("Class") of Shares described therein.

(d) All Shares of the Funds offered for sale by Distributor shall be offered for sale to thepublic at a price per share (the "offering price") equal to (i) their net asset value (determined inthe manner set forth in the applicable Prospectuses) plus, except to those classes of persons orShares set forth in the applicable Prospectuses, (ii) any sales charge which may be applicableshall be the percentage of the offering price of such Shares as set forth in the applicableProspectuses. The offering price, if not an exact multiple of one cent, shall be adjusted to thenearest cent. Concessions paid by Distributor to broker-dealers and other persons shall be setforth in either the selling agreements between Distributor and such broker-dealers and personsor, if such concessions are described in the applicable Prospectuses, shall be as so set forth.No broker-dealer or other person who enters into a selling or distribution and servicingagreement with Distributor shall be authorized to act as agent for the Funds in connection withthe offering or sale of Shares to the public or otherwise.

(e) If any Shares sold by Distributor under the terms of this Agreement are redeemedor repurchased by the Trust or by Distributor as agent or are tendered for redemption withinseven business days after the date of confirmation of the original purchase of said Shares,Distributor shall forfeit the amount above the net asset value, if any, received by it withrespect to such Shares, provided that the portion, if any, of such amount re-allowed byDistributor to broker-dealers or other persons shall be repayable to the Trust only to the extentrecovered by Distributor from the broker-dealer or other persons concerned. Distributor shallinclude in the form of agreement with such broker -dealers and other persons acorresponding provision for the forfeiture by them of their concession with respect toShares sold by them or their principals and redeemed or repurchased by the Trust or byDistributor as agent (or tendered for redemption) within seven business days after the dateof confirmation of such initial purchases.

(f) Should the Trust, on behalf of one or more series of the Trust, adopt one or moreplans of distribution pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1 Plan"),Distributor shall be paid compensation for its services, (and/ or reimbursed for expenses),to the extent permitted by any such Rule 12b-1 Plan. No provision of this Agreement maybe deemed to prohibit any payments by a Fund to Distributor or by a Fund or Distributorto investment dealers, banks or other financial institutions through which shares of theFunds are sold where such payments are made under such Rule 12b-1 Plan. The Fundsagree that they shall provide notice to Distributor at least 30 days prior to the effective dateof the elimination of or the decrease in the amount of expenses reimbursable under anysuch Rule 12b-1 Plan.

(g) With respect to such classes of shares, if any, that are sold with a contingentdeferred sales charge ("CDSC"), Distributor shall impose a CDSC in connection with theredemption of the Shares of such classes, not to exceed a specified percentage of theoriginal purchase price of the Shares, as from time to time set forth in the applicableProspectuses. Distributor may retain (or receive from the Funds, as the case may be) all ofany CDSC. Distributor may pay to broker-dealers or other persons through whom suchShares are sold a commission or other payment to the extent consistent with the currentProspectuses and applicable rules and regulations.

3. Sales and Redemptions.

(a) The Funds shall pay all costs and expenses in connection with the registration ofthe Shares under the 1933 Act, and all expenses in connection with maintaining facilitiesfor the issue and transfer of the Shares and for supplying information, prices and other datato be furnished by the Funds hereunder, and all expenses in connection with preparing,printing and distributing the Prospectuses except as set forth in subsection 2(c) of SectionII hereof.

(b) The Funds shall execute all documents, furnish all information and otherwise takeall actions which may be reasonably necessary in the discretion of the Funds' officers inconnection with the qualification of the Shares for sale in such states as Distributor maydesignate to the Funds and the Funds may approve, and the Fund shall pay all filing feeswhich may be incurred in connection with such qualification. Distributor shall pay allother expenses incurred by Distributor in connection with the sale of the Shares, except asotherwise specifically provided in this Agreement.

(c) The Funds shall have the right to suspend the sale of Shares at any time in responseto conditions in the securities markets or otherwise, and to suspend the redemption ofShares of any Fund at any time permitted by the 1940 Act or the rules of the SEC("Rules").

(d) The case of any purchase or redemption order received by Distributor on anybusiness day prior to the time the net asset values of Shares are determined (the "cutoff time," ordinarily the close of regular trading on the New York Stock Exchange at 4:00p.m. Eastern time), the order shall be accorded a trade date on the Funds' accountingsystem that is the date of receipt of the order by Distributor. In the case of any suchpurchase or redemption order is received by Distributor on any business d ay after the cutoff time, the order shall be accorded a trade date on the Funds' accounting system that isthe next business day that the New York Stock Exchange is open for trading. The Funds usethe close of regular trading on the New York Stock Exchange ordinarily 4:00 p.m. eastern timeas order cut off time.

(e) Distributor certifies that it has established and will maintain policies and proceduresreasonably designed to ensure that transactions in Funds' shares are effected in accordancewith applicable contract provisions and law, including, but not limited to, procedures designedto prevent same-day execution of orders received after the cut off time.

(f) The Funds reserve the right to reject any order for Shares but will not do so arbitrarily orwithout reasonable cause.

III. LIMITATIONS OF LIABILITY

Distributor shall not be liable for any error of judgment or mistake of law or for any losssuffered by the Trust or any Fund in connection with the matters to which this Agreement relates,except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in theperformance of its duties or from reckless disregard by it of its obligations and duties under thisAgreement.

IV. CONFIDENTIALITY

Distributor will treat confidentially and as proprietary information of the Funds, all recordsand other information relative to the Funds, to the Funds' prior or current shareowners and tothose persons or entities who respond to Distributor's inquiries concerning investment in theFunds, and, except as provided below, will not use such records and information for any purposeother than the performance of its responsibilities and duties hereunder. Any other use byDistributor of the information and records referred to above may be made only after priornotification to and approval in writing by the Funds. Such approval shall not be unreasonablywithheld and may not be withheld where: (i) Distributor may be exposed to civil or criminalcontempt proceedings for failure to divulge such information; (ii) Distributor is requested todivulge such information by duly constituted Authorities; or (iii) Distributor is so requested bythe Funds.

V. INDEMNIFICATION

1. Trust's Representation. The Trust represents and warrants to Distributor that at all timesthe Registration Statement and Prospectuses will in all material respects conform to theapplicable requirements of the 1933 Act and the Rules thereunder and will not include any untruestatement of a material fact or omit to state any material fact required to be stated therein ornecessary to make the statements therein, in light of the circumstances under which they aremade, not misleading, except that no representation or warranty in this subsection shall apply tostatements or omissions made in reliance upon and in conformity with written informationfurnished to the Trust by or on behalf of and with respect to Distributor expressly for use in theRegistration Statement or Prospectuses.

2. Distributor Representation. Distributor represents and warrants to the Trust that it isduly organized as a Washington State corporation and is and at all times will remain dulyauthorized and licensed to carry out its services as contemplated herein.

3. Trust Indemnification. The Trust, on behalf of each Fund, agrees that each Fundwill indemnify, defend and hold harmless Distributor, its several officers and directors, and anyperson who controls Distributor within the meaning of Section 15 of the 1933 Act, from andagainst any losses, claims, damages or liabilities, joint or several, to which any of them maybecome subject under the1933 Act or otherwise, insofar as such losses, claims, damages orliabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untruestatement or alleged untrue statement of a material fact contained in the Registration Statement,the Prospectuses or in any application or other document executed by or on behalf of a Fund, orarise out of or based upon, information furnished by or on behalf of a Fund, filed in any state inorder to qualify the Shares under the securities or blue sky laws thereof ("Blue Sky Application"),or arise out of, or are based upon, the omission or alleged omission to state therein a material factrequired to be stated therein or necessary to make the statements therein not misleading, and willreimburse Distributor, its several officers and directors, and any person who controls Distributorwithin the meaning of Section 15 of the 1933 Act, for any legal or other expenses reasonablyincurred by any of them in investigating, defending or preparing to defend any such action,proceeding or claim; provided, however, that neither the Trust nor any Fund shall be liable in anycase to the extent that such loss, claim, damage or liability arises out of, or is based upon, anyuntrue statement, alleged untrue statement, or omission or alleged omission made in theRegistration Statement, the Prospectuses, any Blue-Sky Application or any application or otherdocument executed by or on behalf of the Trust in reliance upon and in conformity with writteninformation furnished to the Funds by or on behalf of Distributor specifically for inclusiontherein.

A Fund shall not indemnify any person pursuant to this subsection 3 unless the court orother body before which the proceeding was brought has rendered a final decision on the meritsthat such person was not liable by reason of his willful misfeasance, bad faith or gross negligencein the performance of his duties, or his reckless disregard of his obligations and duties, under thisAgreement ("disabling conduct") or, in the absence of such a decision, a reasonable determination(based upon a review of the facts) that such person was not liable by reason of disabling conducthas been made by the vote of a majority of a quorum of trustees of the Trust who are neither"interested parties" of the Trust (as defined in the 1940 Act) nor parties to the proceeding, or byan independent legal counsel in a written opinion.

Each Fund shall advance attorneys' fees and other expenses incurred by any person indefending any claim, demand, action or suit which is the subject of a claim for indemnificationpursuant to this subsection 3, so long as: (i) such person shall undertake to repay all suchadvances unless it is ultimately determined that he or she is entitled to indemnification hereunder;and (ii) such person shall provide security for such undertaking, or the Fund shall be insuredagainst losses arising by reason of any lawful advances, or a majority of a quorum of thedisinterested, non-party trustees of the Trust (or an independent legal counsel in a writtenopinion) shall determine based on a review of readily available facts (as opposed to a full trialtypeinquiry) that there is reason to believe that such person ultimately will be found entitled toindemnification hereunder.

The obligations of each Fund under this subsection 3 shall be the several (and not joint orjoint and several) obligation of each Fund.

4. Distributor Indemnification. Distributor will indemnify, defend and hold harmless theTrust, each Fund, the Trust's several officers and trustees and any person who controls the Trustor any Fund within the meaning of Section 15 of the 1933 Act, from and against any losses,claims, damages or liabilities, joint or several, to which any of them may become subject underthe 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions orproceedings in respect hereof) arise out of, or are based upon, any breach of its representations,warranties and agreements herein, or which arise out of, or are based upon, any untrue statementor alleged untrue statement of a material fact contained in the Registration Statement, theProspectuses, any Blue Sky Application or any application or other documents executed by or onbehalf of the Trust or the omission or alleged omission to state therein a material fact required to bestated therein or necessary to make the statements therein not misleading, which statement oromission was made in reliance upon and in conformity with information furnished in writing to theTrust or any of its several officers and trustees by or on behalf of Distributor specifically for inclusiontherein, and will reimburse the Trust, each Fund, the Trust's several officers and trustees, and anyperson who controls the Trust or any Fund within the meaning of Section 15 of the 1933 Act, for anylegal or other expenses reasonably incurred by any of them in investigating, defending or preparing todefend any such action, proceeding or claim.

5. General Indemnity Provision. No indemnifying party shall be liable under its indemnityagreement contained in subsection 3 or 4 hereof with respect to any claim made against suchindemnifying party unless the indemnified party shall have notified the indemnifying party inwriting within a reasonable time after the summons or other first legal process giving informationof the nature of the claim shall have been served upon the indemnified party (or after theindemnified party shall have received notice of such service on any designated agent), but failureto notify the indemnifying party of any such claim shall not relieve it from any liability which itmay otherwise have to the indemnified party. The indemnifying party will be entitled to participateat its own expense in the defense or, if it so elects, to assume the defense of any suit brought toenforce any such liability, and if the indemnifying party elects to assume the defense, such defenseshall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. Inthe event the indemnifying party elects to assume the defense of any such suit and retain suchcounsel, the indemnified party shall bear the fees and expenses of any additional counsel retainedby the indemnified party.

VI. DURATION AND TERMINATION

This Agreement shall become effective as of the date of the effectiveness of any Rule 12b-1Plan adopted by the shareowners, and, unless sooner terminated as provided herein, shall continuefor two years from the date of such effectiveness. Thereafter, if not terminated, this Agreementshall continue automatically for successive terms of one year, provided that such continuance isspecifically approved at least annually by a vote of the majority of the Board of Trustees of theTrust, including a majority of the trustees who are not "interested persons" of the Trust and haveno direct or indirect financial interest in the operation of the Plan, this Agreement, or in anyagreement relating to the Plan (the "Plan Trustees") by vote cast in person at a meeting called forthe purpose of voting on such approval; provided, however, that this Agreement may be terminatedwith respect to any Fund by the Trust at any time, without the payment of any penalty, by vote of amajority of the Plan Trustees or by a vote of a "majority of the outstanding voting securities" ofsuch Fund on 60 days' written notice to Distributor, or by Distributor at any time, without thepayment of any penalty, on 60 days' written notice to the Trust. This Agreement will automaticallyand immediately terminate in the event of its "assignment." (As used in this Agreement, the terms"majority of the outstanding voting securities," "interested person" and "assignment" shall have thesame meanings as such terms have in the 1940 Act.)

VII. AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated except byan instrument in writing signed by the party against which an enforcement of the change, waiver,discharge or termination is sought.

VIII. NOTICES

Notices of any kind to be given to the Trust hereunder by Distributor shall be in writing andshall be duly given if mailed or delivered to the Trust at 1300 N. State Street, Bellingham WA99225, Attention: Jane Carten, or at such other address or to such individual as shall be sospecified by the Trust to Distributor. Notices of any kind to be given to Distributor hereunder bythe Trust shall be in writing and shall be duly given if mailed or delivered to Distributor at 1300N. State Street, Bellingham WA 98225, Attention: Jane Carten or at such other address or to suchindividual as shall be so specified by Distributor to the Trust.

IX. MISCELLANEOUS

The captions in this Agreement are included for convenience of reference only and in no waydefine or delimit any of the provisions hereof or otherwise affect their construction or effect. If anyprovision of this Agreement shall be held or made invalid by a court decision, statute, rule orotherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisionsof Section VI hereof, this Agreement shall be binding upon and shall inure to the benefit of theparties hereto and their respective successors and shall be governed by Washington State law;provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940Act or any rule or regulation of the SEC thereunder.

IN WITNESS WHEREOF,

the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

SATURNA INVESTMENT TRUST	SATURNA CAPITAL CORPORATION
By: /s/ Jane K. Carten Name: Jane K. Carten Title: President	By: /s/ Jane K. Carten Name: Jane K. Carten Title: President
Attest: /s/ Nicole Trudeau Nicole Trudeau Secretary, Amana Mutual Funds Trust	Attest: /s/ Nicole Trudeau Nicole Trudeau Secretary, Saturna Capital Corporation